Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Comparison of Other Service Providers”, “Financial Statements and Experts” and “Representations and Warranties” in the Proxy Statement and Prospectus of Morgan Stanley Variable Investment Series included in this Registration Statement on Form N-14 and to the incorporation by reference of our report, dated February 17, 2012, on the financial statements and financial highlights of Multi Cap Growth Portfolio (one of the portfolios comprising  Morgan Stanley Variable Investment Series) as of December 31, 2011 included in this Registration Statement on Form N-14 of Morgan Stanley Variable Investment Series.

Boston, Massachusetts
January 15, 2013